SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: September 23, 2004

Wannigan Capital Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-32032	83-0375241
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1109 7th Court

Fox Island, WA 98333

(Address of principal executive offices)

Registrant's telephone number, including area code: 253-549-4336

Thermoelastic Technologies, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

a)    On September 23, 2004, Phil Miller resigned his position as an officer and Director of Wannigan Capital. Mr. Miller did not hold any positions on any committees of the Board of Directors at the time if his resignation. The Company has provided a copy of the disclosures it is making under this Item 5.02 on the date of this Report is filed with the Securities and Exchange Commission to Mr. Miller. The Company has requested that Mr. Miller furnish the Company, as promptly as possible, a letter addressed to the Company stating whether or not he disagrees with the statements made by us herein, and if not, stating the respects in which he disagrees. Upon receipt of this letter, the Company will file it as an exhibit to this report, or an amendment thereto, no later than two (2) business days following its receipt.

b)     On October 1, 2004, Howard Bouch joined the Board of Directors of Wannigan Mining, a wholly owned Subsidiary of Wannigan Capital Corp. Mr. Bouch, age 58, is a Private Practice Chartered Accountant with over 36 years of public and private international experience. Mr. Bouch originally qualified as a Chartered Accountant (English and Wales Institute) in 1968. Mr. Bouch joined Deloitte & Co, Lusaka, Zambia, from 1970 - 1972. Mr. Bouch joined Anglo American Corp, Zambia, working as Head Office Chief Accountant for Nchanga Consolidated Copper Mines (worlds 2nd largest) from 1972 - 1976. In 1976, Mr. Bouch returned to the UK and joined Babcock and Wilcox, Engineers, Nottinghamshire, England, as Chief Accountant for one of their subsidiaries. Mr. Bouch was Chief Accountant of a private building firm in Cumbria, England from 1978 - 1984. In 1984, Mr. Howard Bouch established a Private Practice as a Chartered Accountant and continues to provide professional services to Cumbrian firms to the present. Mr. Bouch is a Director of Viavid Broadcasting Inc., a fully reporting, US Public Company, trading on the NASDAQ Over the Counter under the symbol VVDB-OTC BB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WANNIGAN CAPITAL CORP.

October 7, 2004                                            /s/ Kevin Murphy

Date                                                                 Kevin Murphy, President